HARRISON LEIFER
MILLER & SPEYER   100 Merrick Road / Rockville Centre, NY 11570
                  o  Tel: 516 536 2020 o  Fax: 516 536 2641



FOR IMMEDIATE RELEASE



                  DCAP GROUP, INC. COMMENCES PRIVATE PLACEMENT

     East Meadow,  New York, April 13, 1999 - DCAP GROUP, INC.  (Bulletin Board:
DCAP) announced today that it has commenced a private placement of between $1,000,000 and $2,000,000 in equity securities to accredited investors.

     Pursuant to the placement, the Company is offering a minimum of 20 and maximum of 40 units at a price of $50,000 per unit. Each unit consists of 45,453 shares of Common Stock, 15,151 Class A Common Stock Purchase Warrants, 15,151 Class B Common Stock Purchase Warrants and 15,151 Class C Common Stock Purchase Warrants. The number shares of Common Stock, Class A Warrants, Class B Warrants and Class C Warrants comprising each unit is subject to increase under certain circumstances. The Class A, Class B and Class C Warrants will be exercisable at a price of $1.65, $2.06 and $2.48 per share, respectively, during the period ending five years from the initial closing of the offering and will be redeemable by the Company under certain circumstances. The respective exercise prices of the Warrants are subject to reduction under certain circumstances.

     The proceeds of the maximum offering are intended to be used for advertising, the Company's premium finance operations, computer upgrades and working capital purposes. No assurances can be given that the offering will be completed.

     The securities offered in the private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities


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Act or an exemption from the  registration  requirements  thereof.  The offering materials provide for the grant of certain registration rights to the purchasers of the offered securities.

     DCAP is the largest chain of independent retail insurance stores in the Northeast, with 56 locations. The company is building the DCAP franchise into a community-based, one-stop financial services center. DCAP presently provides a full range of vehicle, homeowner, business and life insurance products from 26 different companies to nearly 100,000 retail insurance customers in New York City, Long Island, Westchester County (New York) and New Jersey. DCAP also offers an income tax preparation service.


Contact:   Julie Gross Gelfand, HLM&S P.R., 1-888-571-2500 or (516) 536-2020.



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